Exhibit 10.5

October 8, 2019

Mr. William R. Ringo

VIA HAND DELIVERY

Dear Bill,

This letter amends the employment offer letter we entered into with you on October 4, 2019.

In recognition of your service as interim Chief Executive Officer of Five Prime Therapeutics, Inc. from September 19, 2019 to October 4, 2019, when we entered into the offer letter with you, we will pay you $25,000, less applicable taxes and withholdings promptly after entering into this amendment.

To accept this amendment to your offer, please sign, date and return this letter to Francis Sarena, Chief Strategy Officer and Secretary of Five Prime.

Sincerely,

Five Prime Therapeutics, Inc.

/s/ Peder Jensen

Peder Jensen

Chairman of the Compensation and Management Development Committee

of the Board of Directors

Accepted:

/s/ William R. Ringo

William R. Ringo

Phone + 1 415 365 5600

fiveprime.com

Five Prime Therapeutics, Inc.

111 Oyster Point Boulevard

South San Francisco, CA 94080